Exhibit 10.1

AGREEMENT FOR EXPLORATION, EXPLOITATION, UNILATERAL SALES PROMISE AND TRANSFER OF TEMPORARY OCCUPATION RIGHTS, BETWEEN INGENIEROS MINEROS, S.A. DE C.V. REPRESENTED BY ITS REPRESENTATIVE J. JESÚS RICARDO MORENO TROUSSELLE (HEREINAFTER REFERRED TO AS “THE PROMISOR”) AND, ON THE OTHER, MINERALES VANE 2, S.A. DE C.V. (HEREINAFTER REFERRED TO AS “THE PROSPECTOR”) REPRESENTED BY ITS REPRESENTATIVE MR. JOSÉ MARIO DE LA GARZA MARROQUÍN, ACCORDING TO THE FOLLOWING RECITALS AND CLAUSES

R E C I T A L S

I.	THE PROMISOR Declares:

a)	That it is a mining company incorporated according to the laws of the Mexican United States, as it is stated in the public deed N° 13315 dated on June 8, 1982, granted before the attorneys José Manuel Gómez del Campo López and Adrián R. Iturbido Galindo, associated Notaries 136 and 139 of Mexico City, inscribed before the Public Registry of Commerce in the mercantile folio N° 00051724 of August 11,1982; likewise inscribed in the Public Registry of Mining under the number 106 in pages 78 back to 79 front of the volume XXV of the General Book of Corporations, dated November 5, 1982, and that, according to its corporate purpose, is legally qualified to execute the present agreement and to be holder of mining concessions (Exhibit B).

b)	That its representative J. Jesús Ricardo Moreno Trousselle, as it is stated in the testimony of the Public Deed N° 98 volume 17 dated February 27, 2018, granted before the attorney David Rolando Cázares Juárez, Notary Public 1 of the city of Torreón, Coahuila de Zaragoza, has enough powers to enforce it in the terms and conditions of the present agreement, which have not been revoked, restricted or modified in any form (Exhibit C).

c)	That it is legitimate holder of the rights deriving from the mining concession existent upon the following mining lot (“THE LOT”):

NAME OF THE LOT	TITLE N°	HA	VALID UNTIL

EL DORADO	166132	50	March 26, 2030

This lot is located in the Municipality of Rosamorada, State of Nayarit, within the district of the Mining Agency of Tepic, Nayarit.

d)	That, regarding the mining concession existent upon THE LOT, its holder complies with all the obligations imposed by the Mining Law, its Regulation and other applicable legal provisions. Likewise declares that the rights deriving from this concession are free of any lien, affectation or ownership limitation.

e)	That it wishes to grant THE PROSPECTOR the right to explore and to exploit THE LOT, a unilateral sales promise of the rights deriving from the mining concession existent upon THE LOT, as well as the transfer of temporary occupation rights referred to in the following subparagraph, so they are willing to sign the present agreement in accordance with the terms and conditions contained herein.

f)	That it has authorization from the General Direction of Mining, to occupy a surface of 32 hectares of lands belonging to the Ejido Minitas, Municipality of Rosamorada, State of Nayarit, during the validity of the mining concession existent upon THE LOT.

g)	That it has a document dated March 3, 2018, issued by the Commissariat of the Ejido Minitas, Municipality of Rosamorada, Nayarit, which confirms and determines that THE PROMISOR and THE PROSPECTOR may start their works exploration and exploitation.

h)	That at date of the celebration of this agreement there is no complaint or contingency of labor or environmental character, or of any other nature for activities performed in THE LOT and/or related with it.

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II.	THE PROSPECTOR Declares:

a)	To be a company legally incorporated in accordance with the laws of the Mexican Republic, as it is stated in the public deed N° 43,486 volume 892, dated October 27, 2017, granted before the attestation of the attorney Leopoldo de la Garza Marroquín, Notary Public 33 of the city of San Luis Potosí, inscribed before the Public Registry of Commerce of the said city under the Mercantile Folio N° 2017092035, dated October 15, 2017; in process of inscription in the Public Registry of Mining; and that according to its corporate purpose, is legally qualified to execute the present agreement and to be holder of mining concessions (Exhibit D).

b)	That its representative José Mario de la Garza Marroquín, as it is stated in the public deed N° 43,486 volume 892, dated on October 27, 2017, granted before the attestation of the attorney Leopoldo de la Garza Marroquín, Notary Public 33 of the city of San Luis Potosí, inscribed before the Public Registry of Commerce of this city under the Mercantile Folio N° 2017092035, of date November 15, 2017, has enough powers to enforce it in the terms and conditions of the present agreement, which have not been revoked, restricted or modified in any form (Exhibit D).

c)	That it wishes to be granted the right to explore and to exploit THE LOT, the purchase option right of the rights deriving from the mining concession existent upon this, as well as the transfer of temporary occupation rights referred to in the First Recital, Subparagraph F, in the terms and conditions set out in the present agreement.

In accordance with the previous recitals, the Parties hereby grant the following:

C L A U S E S

FIRST. Right to Explore THE LOT. THE PROMISOR grants THE PROSPECTOR the exclusive right to explore and to exploit THE LOT during the term of two years as of the date when THE PROSPECTOR makes the payment indicated in subparagraph a of the Clause Fifth, being THE PROSPECTOR able to perform at THE LOT during such period all kind of works of exploration and exploitation allowed by the Mining Law, its Regulation and the titles of mining concession for mining concessionaires. After making the payment referred to in the present Clause, THE LOT shall remain available to THE PROSPECTOR to perform the works foreseen in the agreement.

SECOND. Right to Early Termination. The term of the present agreement shall be mandatory for THE PROMISOR and voluntary for THE PROSPECTOR that may accordingly terminate it at any time upon 60 calendar days’ prior written notice to THE PROMISOR giving notice of the intended termination date.

Nevertheless, in the event that THE PROSPECTOR terminates the present agreement prior to the two-year term, THE PROSPECTOR shall be liable for paying to THE PROMISOR, 5% (five percent) of the revenues generated by the commercialization of the mineral obtained from the works of exploitation object of this instrument.

In order to calculate the revenues obtained by THE PROSPECTOR, the Parties shall take the amount of the Net Smelter Return (NSR) as reference. Likewise, during the term of the present agreement, THE PROMISOR will have access to the accounting and sales records of THE PROSPECTOR, with prior written application.

The Parties shall be entitled to terminate this agreement in any moment, if any Party fails to comply with the obligations under the present, without remedying such default within a term equal or less than 60 (sixty) calendar days after receiving the notification from the affected Party.

THIRD. Unilateral sales promise. THE PROMISOR unilaterally promises to sell to THE PROSPECTOR or to the natural or legal person this designates, in the event it wishes to acquire them during the term of the present agreement, the rights deriving from the mining concession existent upon THE LOT, for a total sale price of US$800,000.00 dollars (eight hundred thousand dollars 00/100, legal currency of the United States of America), payable in the terms and conditions set out herein.

By virtue of the unilateral nature of the present promise, this will be mandatory for THE PROMISOR and voluntary for THE PROSPECTOR that consequently will be entitled to decide if acquires or not the aforementioned rights during the term of this agreement.

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To exercise its right to the purchase option of the mining concession rights existent upon THE LOT, it will be sufficient for THE PROSPECTOR to give notification of its decision to THE PROMISOR by means of written notice with acknowledgement of receipt, committing to transfer the rights deriving from the mining concession to THE PROSPECTOR, awarding before Notary Public the respective sale and purchase agreement, within 60 calendar days after receiving the notification, provided that the amount set out at the beginning of the present Clause is liquidated.

FOURTH. Transfer of Temporary Occupation rights. Additionally, THE PROMISOR agrees that prior to the transmission of rights of the mining concession, will have made the necessary procedures for the transfer and, where appropriate, extended validity and/or modification of the temporary occupation rights referred to in Recital I subparagraphs f) and g), which shall be set forth in writing.

FIFTH. Consideration for Awarding the Present Agreement and Advance Payments on Account of the Price. As consideration for awarding the present agreement, THE PROSPECTOR shall pay to THE PROMISOR, the following amounts:

a)	Once concluded the delivery and revision of the documentation listed in “Exhibit A”, the following amount will be paid:	US$50,000.00

b)	6 months after the delivery of first payment, the amount of:	US$70,000.00

c)	12 months after the delivery of first payment, the amount of:	US$130,000.00

d)	18 months after the delivery of first payment, the amount of:	US$220,000.00

e)	24 months after the delivery of first payment, the amount of:	US$330,000.00

All the biannual payments referred to in the present Clause shall be made by THE PROSPECTOR to THE PROMISOR within the week following the maturity of the six-month term, and will be made by means of banking deposit to the bank account specified by THE PROMISOR by written notification, once THE PROSPECTOR has received and has in its power the corresponding invoice, which shall be sent prior to maturity of each payment, 30 days before the end of each semester. THE PROMISOR shall deliver the invoices that fulfil all the corresponding legal requirements. If the invoices were delivered beyond the term agreed or are not in compliance with the tax requirements, the payment date may be deferred for the number of days that the default of THE PROMISOR subsisted.

In the event THE PROSPECTOR exercises the purchase option referred to in the Clause Third, the payments made pursuant to this Clause shall be deducted from the sales price referred to in the first paragraph of the Clause Third of this agreement. After having exercised the purchase option and paid the sales price, THE PROMISOR shall grant, within 60 calendar days, the deed which attests the sale and purchase of the rights corresponding to the mining concession existent upon THE LOT, before the notary chosen by mutual consent by THE PROSPECTOR and THE PROMISOR, and THE PROSPECTOR shall bear the costs arisen from granting this deed.

All the payments referred to in the present agreement, will be assessed with the corresponding Value Added Tax.

Finally, in the event that, at any time THE PROSPECTOR decides not to exercise its purchase option and terminate the present agreement, all the amounts paid to THE PROMISOR shall be for its benefit, and THE PROSPECTOR may not be entitled to seek reimbursement from THE PROMISOR, in the understanding that the payment of the period in which the decision of not going ahead with the purchase option is manifested shall be calculated proportional to the time elapsed, according to the payment schedule set out in the Clause Fifth herein.

SIXTH. Fees, Rights, Taxes and Expenses. All the fees, expenses, rights and taxes arisen from the awarding and execution of the present agreement, as of the respective sale and purchase, shall be borne by the Party upon which the legislation imposes such obligation. The taxes assessed on the revenues obtained by each Party, shall be paid by the Party obtaining the revenue.

SEVENTH. Labor Responsibility. By virtue of the non-existence of any labor relation between the workers and employees hired by each of the Parties, the Parties expressly agree to assume the labor responsibility of their personnel or contractors, according to the effective labor legislation and, therefore, agree to hold the other Party harmless from and against all claim, demand, accusation or complaint which maybe filed by workers or employees of the other Party, or by its contractors or by labor or administrative authorities.

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EIGHTH. Additional Obligations of THE PROMISOR. Besides the obligations imposed to THE PROMISOR in the preceding clauses, during the whole term of the present agreement, shall also have the following:

a)	To keep in force the rights deriving from the mining concession existent upon THE LOT and, to hold it free from any affectation, lien or ownership limitation, complying in a timely manner with all the obligations imposed by the Mining Law, its Regulation and other provisions applicable to the holder of the mining concession existent upon THE LOT, which enunciatively but not limited to, include the payment of rights upon Mining;

b)	To maintain effective the authorization of the General Direction of Mining, which grants the temporary occupation rights on a 32 hectare surface of land belonging to the Ejido Minitas, Municipality of Rosamorada, Nayarit; making the necessary procedures to make the transfer and, where appropriate, modification of the temporary occupation rights;

c)	To allow THE PROSPECTOR to perform in THE LOT all sort of exploration and exploitation works that it deems necessary, as well as to provide the available information on THE LOT, within 15 working days;

d)	To hold THE PROSPECTOR harmless from and against any claim that could arise by virtue of acts directly attributable to THE PROMISOR and that are exclusive responsibility of THE PROMISOR; and

e)	THE PROMISOR shall be responsible to comply with and agrees to indemnify THE PROSPECTOR, in the event of any claim whether civil, administrative, labor, mercantile or of any other nature, that could arise from the obligations assumed by THE PROMISOR with third parties, or connected to the activities of THE PROMISOR, previously or during the execution of the present agreement.

NINTH. Additional Obligations of THE PROSPECTOR. Besides the obligations imposed to THE PROSPECTOR in the previous clauses, during the whole term of the present agreement, shall also have the following:

a)	To perform the exploration and exploitation at THE LOT in the best possible manner, according to the most appropriate, rational mining practices and with strict observance to the applicable legal provisions, performing works of exploration and exploitation sufficient to fulfill the legal provisions of the Mining Law and its Regulation;

b)	To comply in a timely manner with the obligations related to the activities of exploration and exploitation in THE LOT, imposed by the Mining Law and its Regulation to all the mining concessionaires, especially those regarding the elaboration and render of evidencing reports of regular works of exploration and exploitation, as well as the payment to the Ejido Minitas, Municipality of Rosamorada, Nayarit;

c)	To keep THE LOT in good state and in conditions of exploitation and to comply with the obligations of control of environmental pollution and safety in the works of the mines. After the first payment pointed out in the Clause Fifth herein, THE PROSPECTOR shall be responsible for the works performed during the term of the present agreement, except for any claim or requirement from private individuals or authorities, for works performed prior to the execution of the agreement;

d)	To pay timely to THE PROMISOR the considerations set out herein;

e)	To allow THE PROMISOR, through its representatives and with previous appointment with THE PROSPECTOR, to inspect at all times THE LOT and the works developed or being developed there, without this visit interferes in any way in the good development of the works of exploration and exploitation, announcing their visit with 10 working days in advance and during the same shall follow the safety rules set out by THE PROSPECTOR; likewise shall respect the confidentiality of all type of information to which it has access;

f)	If in a given moment THE PROSPECTOR develops any direct mining work and economically affordable mineral is obtained, this may use the mineral with commercial purposes, respecting that contained in the Clause Second of the present agreement; and

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g)	In the event of termination of the present agreement without exercising its purchase option of the rights deriving from the mining concession existent upon THE LOT, deliver to THE PROMISOR, within 60 (sixty) days following the date of termination, all the information it may have gathered on the lot, a report of the works developed and the amount of the actual investment, as well as to remove all its equipment, machinery and any mineral located in the patio of THE LOT, leaving the mining works made at THE LOT in benefit of THE PROMISOR.

If, in any moment, during the term of the present agreement THE PROSPECTOR had not fulfilled the material obligations under this, especially the aforementioned in the present Clause, THE PROMISOR shall be entitled to terminate this agreement within the terms of the following Clause ELEVENTH, regardless of its power to request the payment of damages.

TENTH. Conventional Penalties. In the event of non-compliance by THE PROMISOR with any of the obligations object of the present agreement, and such default precludes THE PROSPECTOR to explore and to exploit THE LOT, this may request THE PROMISOR, to pay an amount to be considered as conventional penalty corresponding to US$25,000.00 dollars (twenty-five thousand dollars 00/100 legal currency of the United States of America), for every 30 calendar days during which the default subsists, being calculated in a proportional way when the default is remedied in a shorter time; being THE PROSPECTOR entitled to terminate the agreement when it deems it necessary, as well as to request the payment of possible damages. The payment of the present conventional penalty shall not apply when the activities of exploration and exploitation are suspended by causes unaware to THE PROMISOR or arising from fortuitous event or force majeure.

On the other hand, in the event of non-compliance by THE PROSPECTOR with of any of its obligations object of the present instrument and, once having given enough time to remedy it, the default subsists and bears affectation or loss of ownership of the rights deriving from the mining concession and/or temporary occupation rights upon THE LOT, THE PROMISOR shall be entitled to request THE PROSPECTOR, the payment of damages resulting, including default interests at the rate of 17% (seventeen percent) annual, upon payment obligations to third parties, that THE PROSPECTOR has failed to fulfil.

Also, in the event that THE PROSPECTOR terminates the present agreement prior to the two-year term, THE PROSPECTOR shall be liable to pay to THE PROMISOR, the 5% (five percent) of the revenues generated by the commercialization of the mineral obtained from the works of exploitation object of this instrument.

ELEVENTH. Default. The default of any of the Parties to the obligations hereunder, shall entitle the affected Party to request the immediate remedy of the obligations in default, by written notification. If once elapsed 60 (sixty) days from the Party’s receipt of the notice, the necessary measures to remedy the default have not been taken, the affected Party may, at its option, enforce its mandatory execution by judicial means or, terminate the present agreement immediately, being able in both cases to request the payment of damages.

TWELFTH. No Assignment. The present agreement is entered into between THE PROMISOR and THE PROSPECTOR, so the Parties may not assign their rights and obligations without the prior written consent of the other Party.

THE PROSPECTOR may associate with or use any third party to perform the works of exploration and exploitation at THE LOT, without the necessary prior consent of THE PROMISOR.

THIRTEENTH. Full Agreement Between the Parties. The present agreement reflects the full agreement between the Parties regarding its object; therefore this supersedes and renders void any other agreement, contract or arrangement previously entered into between the Parties, for the same purpose.

The present agreement is binding on all its terms and conditions to the heirs, assignees and successors of the Parties.

Once the present agreement is executed by THE PROMISOR and THE PROSPECTOR and previous to the delivery of the first consideration indicated in the Clause Fifth, the Parties agree to convert the agreement to Public Deed and to inscribe it in the Public Registry of Mining, in accordance with the provisions of the Mining Law and its Regulation.

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FOURTEENTH. Appointment of Delegates. For the purpose of converting the present agreement to Public Deed, the Parties agree to designate the Atty. Mercedes Cadena Dávalos, to go before the Notary Public of her choice and make the necessary arrangements for notarization of this agreement, previous to its inscription in the Public Registry of Mining.

FIFTEENTH. Notifications. All the notices and notifications between the Parties according to the present agreement shall be written with acknowledgement of receipt, in the understanding that, when a Party wishes to leave satisfactory proof of having given notification, this shall be given before Notary Public.

For the purposes of the present agreement, the Parties establish their domiciles as follows:

THE PROMISOR	THE PROSPECTOR

Ingenieros Mineros, S.A. de C.V. Paseo del Campestre #107 Campestre La Rosita Torreón Coahuila C.P. 27250 E-Mail: ricardomt53@gmail.com	Minerales Vane 2, S.A. de C.V. Humboldt #121 Colonia Del Valle C.P. 78200 San Luis Potosí, S.L.P. E-Mail: pierce.carson@gmail.com mercedes.cadena@bdlg.mx

Any change in the previously aforementioned domiciles shall be notified by each Party to the other when this happens, with at least 5 working days of anticipation.

SIXTEENTH. Applicable Law and Jurisdiction. For all expressly provided herein, the Parties submit to the legal provisions applicable in Mexico City, especially those concerning the Mining Law, its Regulation, the Federal Duties Law, the Code of Commerce and the Civil Code for Mexico City, waiving to the jurisdiction of any other tribunal or court to which they may be entitled by reason of their present or future domiciles.

The present agreement is signed in quadrupled in Mexico City on May seventeen of the year two thousand eighteen.

THE PROMISOR Ingenieros Mineros, S.A. de C.V. /s/ J. Jesús Ricardo Moreno Trousselle J. Jesús Ricardo Moreno Trousselle	THE PROSPECTOR Minerales Vane 2, S.A. de C.V. /s/ José Mario de la Garza Marroquín José Mario de la Garza Marroquín

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EXHIBIT A

THE PROMISOR commits to deliver THE PROSPECTOR, the following documentation, granting the necessary time for their review and approval, prior to the first payment for awarding the Agreement for exploration, Exploitation, Unilateral sales promise and Transfer of Temporary Occupation rights, entered into by both Parties.

1.	Certified copy of the mining concession granted in favor of THE PROMISOR;

2.	Statement of inscription at the Public Registry of Mining of the concession granted in favor of THE PROMISOR, indicating the rights conferred through this, as well as the freedom from encumbrance and/or any other type of affectation;

3.	Certified copy of the letter 11792 file 323.0/175, issued on August 14, 1989 by the General Direction of Mining, in which the opinion of the Secretariat of the Land Reform, General Direction of Agrarian Development is requested.

4.	Certified copy of the letter 13006 file 323.0/175, issued September 12, 1989 by the General Direction of Mining, in which requires Ingenieros Mineros, S.A. de C.V., to pay the compensation for affectation of lands, in favor of the Ejido Minitas.

5.	Certified copy of the letter 15081 file 323.0/175, issued on October 26, 1989 by the General Direction of Mining, which has attached the resolution authorizing the temporary occupation of lands belonging to the Ejido Minitas, Municipality of Rosamorada, State of Nayarit.

6.	Certified copy of the writing dated March 3 of 2018, issued by the Commissariat of the Ejido Minitas, Municipality of Rosamorada, Nayarit, which confirms and determines that THE PROMISOR and THE PROSPECTOR may start their works of exploration and exploitation.

In addition to the delivery and review of the previous documentation, the Parties commit to carry out the activities necessary to converting the Agreement to Public Deed and its inscription in the Public Registry of Mining.

THE PROMISOR Ingenieros Mineros, S.A. de C.V. _________________________ J. Jesús Ricardo Moreno Trousselle	THE PROSPECTOR Minerales Vane 2, S.A. de C.V. _________________________ José Mario de la Garza Marroquín